Exhibit 99

Snap-on Announces Third Quarter 2010 Results

EPS of $0.80 for the third quarter, up 81.8% from $0.44 last year;
Operating earnings increase 72.1%;
Sales 12.3% higher than 2009

KENOSHA, Wis.--(BUSINESS WIRE)--October 22, 2010--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users, today announced operating results for the third quarter of 2010.

  Sales of $653.1 million increased $71.3 million, or 12.3%, from 2009 levels; excluding $5.9 million of unfavorable foreign currency translation, organic sales increased 13.4%.
  Gross profit of $301.2 million improved to 46.1% of sales compared with 44.8% a year ago.
  Consolidated operating earnings of $83.8 million increased 72.1% from 2009 levels. Operating earnings before financial services of $78.8 million were up 45.9% from 2009 and, as a percentage of sales, improved to 12.1% from 9.3% a year ago.
  Financial services operating earnings of $5.0 million increased $10.3 million from third-quarter 2009, primarily due to the growth in Snap-on Credit’s on-book finance portfolio following the July 16, 2009 termination of the financial services joint venture with CIT Group Inc.
  The effective income tax rate in the third quarter was 34.4% in 2010 compared with 29.3% in 2009.
  Net earnings of $46.5 million, or $0.80 per diluted share, increased from $25.4 million, or $0.44 per diluted share, a year ago.

"We’re encouraged by our third quarter improvement, which we believe evidences solid progress on our strategic priorities, continuing benefits from the Snap-on Value Creation Processes and signs of further stabilization in the overall business environment,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “These results mark three quarters of higher sales and operating earnings, demonstrating a continuing trend of increasing operating strength. Nevertheless, we recognize that the economic recovery is fragile. We, therefore, remain disciplined in our operating approach and commitment to the Snap-on Value Creation Processes, while continuing to focus on those strategic initiatives that we believe will place Snap-on in a strong position as we move forward. As testimony to our success in creating positive runway, we believe the ongoing efforts in connecting with customers and translating that insight into winning innovation contributed greatly to Snap-on being recognized as the overall best brand in six tool categories in Frost & Sullivan’s 2010 survey of U.S. automotive technicians. Finally, I thank the people responsible for this progress, our franchisees and associates worldwide, for their significant third quarter achievements and ongoing commitment.”

Segment Results

Commercial & Industrial Group segment sales of $261.0 million in the third quarter increased $42.5 million, or 19.5%, from 2009 levels, reflecting continued higher sales across all operating units, with particular progress in those businesses serving strategic growth areas in critical industries and emerging markets. Excluding $3.1 million of unfavorable foreign currency translation, organic sales increased 21.2%.

Operating earnings of $30.6 million in the third quarter increased $21.1 million from 2009 levels primarily due to higher sales, benefits from the Snap-on Value Creation Processes, including ongoing efficiency and productivity (collectively, “Rapid Continuous Improvement” or “RCI”) initiatives, and savings from restructuring actions. As a percentage of sales, operating earnings of 11.7% in the third quarter increased from 4.3% a year ago.

Snap-on Tools Group segment sales of $258.7 million in the third quarter increased $25.3 million, or 10.8%, from 2009 levels. Excluding $0.4 million of favorable foreign currency translation, organic sales increased 10.7%, including a 12.8% sales increase in the United States.

Operating earnings of $28.2 million in the third quarter declined $1.3 million from 2009 levels. The comparison to 2009 is impacted by $4.1 million of unfavorable year-over-year LIFO-related inventory valuation expense primarily as a result of benefits recorded last year. Contributions from higher sales and favorable currency effects in 2010 were more than offset by the LIFO impact and increased volume-related and other expenses. As a percentage of sales, operating earnings of 10.9% in the third quarter compared with 12.6% a year ago; adjusted for LIFO-related inventory effects, operating earnings as a percentage of sales was 11.1% in both periods.

Repair Systems & Information Group segment sales of $207.4 million in the third quarter increased $15.5 million, or 8.1%, from 2009 levels, primarily due to higher worldwide sales of equipment, increased essential tool and facilitation program sales, and higher sales of diagnostics and Mitchell1™ information products, partially offset by the anticipated lower electronic parts catalog sales in North America as a result of original equipment manufacturer (OEM) dealership consolidations. Excluding $3.5 million of unfavorable foreign currency translation, organic sales increased 10.1%.

Operating earnings of $41.7 million in the third quarter increased $11.2 million, or 36.7%, from 2009 levels primarily due to higher sales, lower restructuring costs, benefits from ongoing RCI initiatives and savings from restructuring actions. As a percentage of sales, operating earnings of 20.1% in the third quarter increased from 15.9% a year ago.

Financial Services operating earnings were $5.0 million on $17.2 million of revenue in the third quarter of 2010, as compared with an operating loss of $5.3 million on $6.0 million of revenue last year. The year-over-year increase in both revenue and operating earnings primarily reflects the company’s growing on-book finance portfolio.

Since the July 16, 2009 termination of the financial services operating agreement with CIT Group Inc. (CIT), Snap-on is providing financing for the majority of new loans originated by Snap-on Credit LLC (SOC) and SOC is recording the interest yield on the new on-book finance portfolio over the life of the contracts as financial services revenue. Prior to July 16, 2009, SOC sold substantially all new contract originations to CIT and recorded gains on the sale of the contracts as financial services revenue. Snap-on expects that operating earnings from financial services, which is before interest expense, will continue to improve as the on-book finance portfolio grows.

Corporate expenses of $21.7 million in the third quarter of 2010 increased $6.2 million from prior-year levels primarily due to higher pension expense and increased stock-based (mark-to-market) expense.

Outlook

Snap-on presently expects that full-year 2010 restructuring costs will approximate $15 million. Snap-on also anticipates continuing with its planned strategic investments, including expansion in emerging growth markets. The company currently expects that full-year 2010 capital expenditures will be about $45 million. Snap-on also expects to incur approximately $16 million of higher year-over-year pension expense in 2010. Snap-on anticipates that the effective income tax rate for full-year 2010 will approximate 33.6%.

Conference Call and Webcast October 22, 2010, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Friday, October 22, 2010, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com/sna and click on the link toward the bottom of the page. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$653.1	$581.8	$1,922.3	$1,744.4
Cost of goods sold	(351.9)	(321.3)	(1,029.7)	(971.2)
Gross profit	301.2	260.5	892.6	773.2
Operating expenses	(222.4)	(206.5)	(663.1)	(611.2)
Operating earnings before financial services	78.8	54.0	229.5	162.0

Financial services revenue	17.2	6.0	40.8	51.6
Financial services expenses	(12.2)	(11.3)	(35.8)	(30.3)
Operating earnings (loss) from financial services	5.0	(5.3)	5.0	21.3

Operating earnings	83.8	48.7	234.5	183.3
Interest expense	(13.5)	(12.8)	(40.7)	(33.0)
Other income (expense) – net	0.7	0.2	0.2	1.0
Earnings before income taxes and equity earnings	71.0	36.1	194.0	151.3
Income tax expense	(23.8)	(10.3)	(63.1)	(46.2)
Earnings before equity earnings	47.2	25.8	130.9	105.1
Equity earnings, net of tax	1.1	0.6	2.3	0.5
Net earnings	48.3	26.4	133.2	105.6
Net earnings attributable to noncontrolling interests	(1.8)	(1.0)	(4.6)	(8.0)
Net earnings attributable to Snap-on Inc.	$46.5	$25.4	$128.6	$97.6

Net earnings per share attributable to Snap-on Inc.:
Basic	$0.80	$0.44	$2.22	$1.69
Diluted	0.80	0.44	2.20	1.69

Weighted-average shares outstanding:
Basic	58.1	57.7	58.0	57.6
Effect of dilutive options	0.3	0.1	0.3	0.2
Diluted	58.4	57.8	58.3	57.8

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales:
Commercial & Industrial Group	$261.0	$218.5	$766.7	$651.7
Snap-on Tools Group	258.7	233.4	771.7	703.1
Repair Systems & Information Group	207.4	191.9	615.4	577.0
Segment net sales	727.1	643.8	2,153.8	1,931.8
Intersegment eliminations	(74.0)	(62.0)	(231.5)	(187.4)
Total net sales	$653.1	$581.8	$1,922.3	$1,744.4
Financial Services revenue	17.2	6.0	40.8	51.6
Total revenues	$670.3	$587.8	$1,963.1	$1,796.0

Operating earnings:
Commercial & Industrial Group	$30.6	$9.5	$81.5	$31.4
Snap-on Tools Group	28.2	29.5	88.2	75.1
Repair Systems & Information Group	41.7	30.5	118.7	87.1
Financial Services	5.0	(5.3)	5.0	21.3
Segment operating earnings	105.5	64.2	293.4	214.9
Corporate	(21.7)	(15.5)	(58.9)	(31.6)
Operating earnings	$83.8	$48.7	$234.5	$183.3
Interest expense	(13.5)	(12.8)	(40.7)	(33.0)
Other income (expense) – net	0.7	0.2	0.2	1.0
Earnings before income taxes and equity earnings	$71.0	$36.1	$194.0	$151.3

Snap-on Tools Group:
Net sales - as reported	$258.7	$233.4	$771.7	$703.1

Operating earnings - as reported	$28.2	$29.5	$88.2	$75.1
Operating margin	10.9%	12.6%	11.4%	10.7%

Operating earnings - as reported	$28.2	$29.5	$88.2	$75.1
LIFO-related inventory valuation expense (benefit)	0.6	(3.5)	1.2	(4.1)
Operating earnings - as adjusted	$28.8	$26.0	$89.4	$71.0
Operating margin - as adjusted	11.1%	11.1%	11.6%	10.1%

In the second quarter of 2010, Snap-on changed its reportable business segments; prior period segment financial data has been restated to reflect the reportable business segment realignments. For additional information on Snap-on’s reportable business segments, refer to the company’s Current Report on Form 8-K, filed on July 7, 2010, and to the company's Quarterly Report on Form 10-Q, filed on July 28, 2010.

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	October 2,	January 2,
	2010	2010

Assets
Cash and cash equivalents	$359.9	$699.4
Trade and other accounts receivable – net	435.0	414.4
Contract receivables – net	45.4	32.9
Finance receivables – net	195.5	122.3
Inventories – net	324.8	274.7
Deferred income tax assets	78.8	69.5
Prepaid expenses and other assets	92.5	62.9
Total current assets	1,531.9	1,676.1

Property and equipment – net	329.3	347.8
Deferred income tax assets	92.0	88.2
Long-term contract receivables – net	102.9	70.7
Long-term finance receivables – net	318.1	177.9
Goodwill	808.7	814.3
Other intangibles – net	197.0	206.2
Other assets	77.9	66.2
Total Assets	$3,457.8	$3,447.4

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$218.3	$164.7
Accounts payable	127.8	119.8
Accrued benefits	42.8	48.7
Accrued compensation	78.9	64.8
Franchisee deposits	39.6	40.5
Other accrued liabilities	340.0	301.4
Total current liabilities	847.4	739.9

Long-term debt	712.3	902.1
Deferred income tax liabilities	85.7	97.8
Retiree health care benefits	57.9	60.7
Pension liabilities	274.8	255.9
Other long-term liabilities	82.8	85.4
Total Liabilities	2,060.9	2,141.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Inc.
Common stock	67.3	67.3
Additional paid-in capital	166.5	154.4
Retained earnings	1,604.9	1,528.9
Accumulated other comprehensive loss	(71.7)	(68.4)
Treasury stock at cost	(385.7)	(392.2)
Total Shareholders' Equity attributable to Snap-on Inc.	1,381.3	1,290.0
Noncontrolling interests	15.6	15.6
Total Shareholders' Equity	1,396.9	1,305.6
Total Liabilities and Shareholders' Equity	$3,457.8	$3,447.4

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Three Months Ended
	October 2,	October 3,
	2010	2009

Operating activities:
Net earnings	$48.3	$26.4
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	11.9	12.2
Amortization of other intangibles	6.1	6.1
Provision for losses on finance receivables	3.5	3.1
Stock-based compensation expense	4.3	3.1
Excess tax benefits from stock-based compensation	(0.4)	-
Deferred income tax benefit	(7.7)	(3.2)
Loss (gain) on sale of assets	(1.2)	0.1
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in trade and other accounts receivable	(12.1)	12.2
(Increase) decrease in contract receivables	(19.5)	(17.6)
(Increase) decrease in inventories	(12.8)	26.0
(Increase) decrease in prepaid and other assets	-	(16.9)
Increase (decrease) in accounts payable	(5.9)	3.6
Increase (decrease) in accruals and other liabilities	(4.3)	25.0
Net cash provided by operating activities	10.2	80.1

Investing activities:
Additions to finance receivables	(128.2)	(146.9)
Collections of finance receivables	62.8	33.7
Capital expenditures	(10.5)	(14.7)
Acquisition of business	-	(8.1)
Disposal of property and equipment	6.0	0.2
Other	-	9.5
Net cash used by investing activities	(69.9)	(126.3)

Financing activities:
Proceeds from issuance of long-term debt	-	248.2
Proceeds from short-term borrowings	8.3	-
Repayments of short-term borrowings	(5.6)	-
Net increase (decrease) in other short-term borrowings	0.2	(0.1)
Proceeds from stock purchase and option plans	3.3	0.7
Cash dividends paid	(17.6)	(17.4)
Excess tax benefits from stock-based compensation	0.4	-
Other	(2.1)	(1.9)
Net cash provided (used) by financing activities	(13.1)	229.5

Effect of exchange rate changes on cash and cash equivalents	1.9	1.3
Increase (decrease) in cash and cash equivalents	(70.9)	184.6

Cash and cash equivalents at beginning of period	430.8	524.4
Cash and cash equivalents at end of period	$359.9	$709.0

Supplemental cash flow disclosures:
Cash paid for interest	$(25.9)	$(21.2)
Net cash paid for income taxes	(40.9)	(16.6)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Nine Months Ended
	October 2,	October 3,
	2010	2009

Operating activities:
Net earnings	$133.2	$105.6
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	36.6	37.0
Amortization of other intangibles	17.9	18.4
Provision for losses on finance receivables	11.5	3.1
Stock-based compensation expense (income)	10.3	(1.1)
Excess tax benefits from stock-based compensation	(0.6)	-
Deferred income tax provision (benefit)	(24.7)	15.0
Loss (gain) on sale of assets	(1.2)	0.5
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in trade and other accounts receivable	(23.8)	68.7
(Increase) decrease in contract receivables	(44.3)	(15.5)
(Increase) decrease in inventories	(49.0)	88.5
(Increase) decrease in prepaid and other assets	(23.1)	(16.2)
Increase (decrease) in accounts payable	8.3	(15.4)
Increase (decrease) in accruals and other liabilities	25.0	(38.2)
Net cash provided by operating activities	76.1	250.4

Investing activities:
Additions to finance receivables	(374.5)	(146.9)
Collections of finance receivables	171.1	33.7
Capital expenditures	(22.8)	(48.3)
Acquisitions of businesses	(7.7)	(8.1)
Disposal of property and equipment	7.8	0.3
Other	-	12.7
Net cash used by investing activities	(226.1)	(156.6)

Financing activities:
Proceeds from issuance of long-term debt	-	545.9
Repayment of long-term debt	(150.0)	-
Proceeds from short-term borrowings	18.5	-
Repayments of short-term borrowings	(17.3)	-
Net increase in other short-term borrowings	0.7	4.1
Proceeds from stock purchase and option plans	16.3	4.1
Cash dividends paid	(52.6)	(51.8)
Excess tax benefits from stock-based compensation	0.6	-
Other	(6.0)	(5.3)
Net cash provided (used) by financing activities	(189.8)	497.0

Effect of exchange rate changes on cash and cash equivalents	0.3	2.4
Increase (decrease) in cash and cash equivalents	(339.5)	593.2

Cash and cash equivalents at beginning of year	699.4	115.8
Cash and cash equivalents at end of period	$359.9	$709.0

Supplemental cash flow disclosures:
Cash paid for interest	$(54.6)	$(35.1)
Net cash paid for income taxes	(93.6)	(40.0)

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$653.1	$581.8	$-	$-
Cost of goods sold	(351.9)	(321.3)	-	-
Gross profit	301.2	260.5	-	-
Operating expenses	(222.4)	(206.5)	-	-
Operating earnings before financial services	78.8	54.0	-	-

Financial services revenue	-	-	17.2	6.0
Financial services expenses	-	-	(12.2)	(11.3)
Operating earnings (loss) from financial services	-	-	5.0	(5.3)

Operating earnings (loss)	78.8	54.0	5.0	(5.3)
Interest expense	(13.5)	(12.8)	-	-
Intersegment interest income (expense) – net	6.8	0.4	(6.8)	(0.4)
Other income (expense) – net	0.9	0.7	(0.2)	(0.5)
Earnings (loss) before income taxes and equity earnings	73.0	42.3	(2.0)	(6.2)
Income tax (expense) benefit	(24.4)	(12.9)	0.6	2.6
Earnings (loss) before equity earnings	48.6	29.4	(1.4)	(3.6)
Financial services – net loss attributable to Snap-on Inc.	(1.4)	(3.3)	-	-
Equity earnings, net of tax	1.1	0.6	-	-
Net earnings (loss)	48.3	26.7	(1.4)	(3.6)
Net (earnings) loss attributable to noncontrolling interests	(1.8)	(1.3)	-	0.3
Net earnings (loss) attributable to Snap-on Inc.	$46.5	$25.4	$(1.4)	$(3.3)

* Snap-on Inc. with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Nine Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$1,922.3	$1,744.4	$-	$-
Cost of goods sold	(1,029.7)	(971.2)	-	-
Gross profit	892.6	773.2	-	-
Operating expenses	(663.1)	(611.2)	-	-
Operating earnings before financial services	229.5	162.0	-	-

Financial services revenue	-	-	40.8	51.6
Financial services expenses	-	-	(35.8)	(30.3)
Operating earnings from financial services	-	-	5.0	21.3

Operating earnings	229.5	162.0	5.0	21.3
Interest expense	(40.7)	(33.0)	-	-
Intersegment interest income (expense) – net	16.4	0.3	(16.4)	(0.3)
Other income (expense) – net	0.3	1.6	(0.1)	(0.6)
Earnings (loss) before income taxes and equity earnings	205.5	130.9	(11.5)	20.4
Income tax (expense) benefit	(67.7)	(40.8)	4.6	(5.4)
Earnings (loss) before equity earnings	137.8	90.1	(6.9)	15.0
Financial services – net earnings (loss) attributable to Snap-on Inc.	(6.9)	10.7	-	-
Equity earnings, net of tax	2.3	0.5	-	-
Net earnings (loss)	133.2	101.3	(6.9)	15.0
Net earnings attributable to noncontrolling interests	(4.6)	(3.7)	-	(4.3)
Net earnings (loss) attributable to Snap-on Inc.	$128.6	$97.6	$(6.9)	$10.7

* Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	October 2,	January 2,	October 2,	January 2,
	2010	2010	2010	2010

Assets
Cash and cash equivalents	$248.8	$577.1	$111.1	$122.3
Intersegment receivables	9.0	4.8	-	0.1
Trade and other accounts receivable – net	427.3	411.5	7.7	2.9
Contract receivables – net	9.3	7.4	36.1	25.5
Finance receivables – net	-	-	195.5	122.3
Inventories – net	324.8	274.7	-	-
Deferred income tax assets	74.3	69.3	4.5	0.2
Prepaid expenses and other assets	91.6	60.1	2.6	2.8
Total current assets	1,185.1	1,404.9	357.5	276.1

Property and equipment – net	328.2	346.4	1.1	1.4
Investment in Financial Services	123.3	205.6	-	-
Deferred income tax assets	74.8	73.6	17.2	14.6
Long-term contract receivables – net	8.4	10.9	94.5	59.8
Long-term finance receivables – net	-	-	318.1	177.9
Goodwill	808.7	814.3	-	-
Other intangibles – net	197.0	206.2	-	-
Other assets	78.2	65.2	0.7	1.0
Total Assets	$2,803.7	$3,127.1	$789.1	$530.8

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$218.3	$164.7	$-	$-
Accounts payable	127.6	119.3	0.2	0.5
Intersegment payables	-	4.2	9.0	0.7
Accrued benefits	42.7	48.4	0.1	0.3
Accrued compensation	76.0	61.6	2.9	3.2
Franchisee deposits	39.6	40.5	-	-
Other accrued liabilities	199.4	215.7	143.3	85.7
Total current liabilities	703.6	654.4	155.5	90.4

Long-term debt and intersegment long-term debt	218.6	674.8	493.7	227.3
Deferred income tax liabilities	85.6	97.8	0.1	-
Retiree health care benefits	57.9	60.7	-	-
Pension liabilities	274.8	255.9	-	-
Other long-term liabilities	66.3	77.9	16.5	7.5
Total Liabilities	1,406.8	1,821.5	665.8	325.2

Total Shareholders' Equity attributable to Snap-on Inc.	1,381.3	1,290.0	123.3	205.6
Noncontrolling interests	15.6	15.6	-	-
Total Shareholders' Equity	1,396.9	1,305.6	123.3	205.6
Total Liabilities and Shareholders' Equity	$2,803.7	$3,127.1	$789.1	$530.8

* Snap-on Inc. with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

CONTACT:
Snap-on Incorporated
Investors:
Leslie Kratcoski
262/656-6121
or
Media:
Richard Secor
262/656-5561